Exhibit 4.01

ASSET PURCHASE AND SALE AGREEMENT

by and between

Environmental Science and Technologies, Inc. (“EST”); SorbTech Manufacturing, Inc. (“Purchaser”)

And

Mark Ceaser (“Seller”)

Dated as of September 23, 2013

ASSET PURCHASE AND SALE AGREEMENT

(SORBTECH)

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 23, 2013 (“Effective Date”), is by and between Environmental Science and Technologies, Inc., a Delaware Corporation (“EST”), SorbTech Manufacturing, Inc., a Delaware Corporation that is a wholly-owned subsidiary of EST (the “Purchaser”), each having its principal place of business at 4 Wilder Dr., #7, Plaistow, NH 03865, and Mark Ceaser, an individual with an address of 49 Pocono Forest Gouldsboro, PA 1842433 (the “Seller”).

RECITALS

A.

The Seller has inventory, intellectual property, patents, trademarks and a business plan with respect to a business involving the manufacture, distribution and sale of proprietary consumer and commercial spill control products for the hazardous and bio-hazardous waste clean-up markets (the “Business”);

B.

The Purchaser desires to purchase from the Seller, and the Seller desires to sell and transfer to the Purchaser, the business plan related to the Business, together with his right, title and interest in and to all assets related to the Business, including, but not limited to, (i) inventory, (ii) any goodwill associated with the Business and (iii) all intellectual property associated with the Business, including but not limited to related trademarks and patents (the “Purchased Assets”).

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

DEFINITIONS

“Agreement” has the meaning set forth in the preamble.

“Bill of Sale” has the meaning set forth in Section 3.3.

“Business” has the meaning set forth in the recitals.

“EST” has the meaning set forth in the preamble.

 “Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Indemnified Person” means any person entitled to be indemnified under Section 7.

“Indemnifying Person” means any person obligated to indemnify another person under Section 7.

“Intellectual Property” or “IP” means the patents, know-how, trade secrets, and confidential and proprietary information related to the Business.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, and/or defect in title or other restriction.

 “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Permit” means any permit, license, approval, consent, or authorization issued by a Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Proceeding” means any complaint, action, lawsuit, hearing, investigation, charge, audit, claim or demand.

“Purchased Assets” has the meaning set forth in Section 2.

“Purchase Price” has the meaning set forth in Section 3.

“Purchaser” has the meaning set forth in the preamble.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” means the schedule attached hereto as Exhibit A.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

2.

PURCHASE OF ASSETS.

2.1

The Purchaser hereby purchases from the Seller, and the Seller hereby sells and transfers to the Purchaser, all of the Seller’s right, title and interest in the following assets:

(a)

 all Intellectual Property (including patents) related to the Business,

(b)

any goodwill associated with the Business

(c)

all trademarks and trade names related to the Business, including those   listed on Exhibit A to the Trademark Assignment attached hereto

(d)

all inventory related to the Business

(hereinafter referred to as the “Assets” or “Purchased Assets”).

3.

PURCHASE PRICE

3.1

Purchase Price.  In consideration of the transfer of the Business and the Purchased Assets, EST shall (i) issue to the Seller 350,000 shares of EST’s restricted common stock and (ii) pay to the Seller the sum of $25,000, as follows: $2500 per month for 10 months, commencing on September 15, 2013, the receipt of which payment the Seller acknowledges.

3.2

Title.  Upon receipt of full payment of the Purchase Price, all Seller’s right, title and interest in and to the Purchased Assets, shall, without further action on the part of the Seller, be vested in the Purchaser free and clear of any and all Liens.

3.3

Delivery by the Seller.  The Seller shall concurrently with the execution of this Agreement deliver to the Purchaser a bill of sale, Patent Assignment and Trademark Assignment conveying all property included within the Purchased Assets (the “Bill of Sale”) in the forms attached hereto.

4.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser and EST as follows:

4.1

Execution, Delivery and Performance of Agreement.  The Seller has the power and authority to execute, deliver and perform fully his obligations under this Agreement.

4.2

Title to Assets.  Seller has pursuant to this Agreement transferred to Purchaser good and marketable title to the Purchased Assets, free and clear of any and all Liens.

4.3

Enforceability.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller and constitute the valid and legally binding obligations of the Seller enforceable against the Seller in accordance with its terms.

4.4

No Conflict.  Neither the execution of this Agreement, nor the performance by the Seller of its obligations hereunder will violate or conflict with any agreement by which the Seller is bound, or any applicable Law or Order.

4.5

Consents.  No consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement and/or the consummation of the transactions contemplated hereby.

4.6

Accredited Investor Status.  The Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended.

4.7

Absence of Undisclosed Liabilities. The Business has no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except as disclosed on a Schedule 4.7 to this Agreement.

4.8

Inventories. All inventories of finished goods and raw materials will be of a quantity and quality normally salable in the ordinary course of business at commercially reasonable prices consistent with the Seller’s prior experience. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices in excess of current market prices.

4.9

Intellectual Property. All Intellectual Property held by the Seller is listed on the Seller Disclosure Schedule.  There is no Intellectual Property, other than those set forth on the Seller Disclosure Schedule, necessary to, or regularly used in, the conduct of the Business as presently conducted or as presently proposed to be conducted.

Except as set forth on the Seller Disclosure Schedule, all patents and trademarks constituting a part of the Purchased Assets:

(1)

have been duly registered, filed in, or issued by, the United States Patent and Trademark Office, United States Register of Copyrights, or the corresponding offices of other countries identified on said schedule;

(2)

have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and such foreign countries;

(3)

in the case of patents or patent applications, have been duly assigned to Seller and such assignment(s) have been recorded with the appropriate Governmental Authorities; and

(4)

are freely transferable (except as otherwise required by Law).

All Intellectual Property Rights listed on the Seller Disclosure Schedule, whether or not statutorily created:

(1)

are owned exclusively by the Seller, free and clear of any licenses, sub-licenses or Encumbrances, such that no other person has any right or interest in or license to use or right to license others to use any of the Intellectual Property; and

(2)

are not subject to any outstanding Court Order.

No Proceeding to which the Seller is a party has been commenced which (i) challenges the rights of the Seller in respect of the Intellectual Property listed on the Seller Disclosure Schedule (ii) charges the Seller with infringement of any other person’s Intellectual Property Rights.  To the Knowledge of the Seller, no such Proceeding has been threatened, nor has any such Proceeding to which the Seller is not a party been filed or threatened to be filed.

To the Knowledge of the Seller, the Seller is not infringing upon any Intellectual Property Rights of any other person.  To the Knowledge of the Seller, none of the Intellectual Property listed on the Seller Disclosure Schedule is being infringed by any other person.

In addition to the Intellectual Property described above, the Seller has the right to use, free and clear of any claims or rights of others, all Trade Secrets required for or used in the manufacture or marketing of all products formerly or presently sold by the Seller, including products licensed from others.  The Seller has disclosed to Purchaser all written documentation relating to his Trade Secrets and has adopted measures adequate to protect his Trade Secrets.

5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and EST hereby represent and warrant to the Seller as follows:

5.1

Existence and Good Standing.  The Purchaser and EST are each a Delaware Corporation, duly formed, validly existing and in good standing under the laws of the state of Delaware.

5.2

Execution, Delivery and Performance of Agreement.  The Purchaser and EST each have the power and authority to execute, deliver and perform fully their respective obligations under this Agreement.

5.3

Enforceability.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Purchaser and EST and constitute the valid and legally binding obligations of the Purchaser and EST enforceable against them in accordance with its terms.

5.4

No Conflict.  Neither the execution of this Agreement, nor the performance by the Purchaser and EST of their respective obligations hereunder or thereunder will violate or conflict with the EST or Purchaser’s entry into or performance under this Agreement or EST or Purchaser’s organizational documents, or any applicable Law or Order.

5.5

Consents.  No consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser or EST of this Agreement and/or the consummation of the transactions contemplated hereby.

6.

COVENANTS AND AGREEMENTS

6.1

Further Assurances.  After the date hereof, at the reasonable request of the other party, the Seller and Purchaser/EST shall execute and deliver or cause to be executed and delivered to the other party such bills of sale (or other instruments) as required by this Agreement, in order to implement the transactions contemplated by this Agreement.

6.2

Non-Competition/Non-solicitation/Other Agreements. For a period of five (5) years from the date hereof,  the Seller shall not directly or indirectly (i) sell products to any current or then existing customer of the Purchaser or Seller which compete with any products related to the Business; (ii) have any interest in any company or entity which sells products to any current or then existing customer of the Purchaser or Seller which compete with any products related to the Business; and (iii) employ or solicit for employment any employee of the Purchaser who is employed by the Purchaser in the Business. The Purchaser and the Seller shall enter into the following agreements in connection with the closing contemplated hereby: a noncompetition/non-solicitation agreement, a nondisclosure agreement and a work for hire agreement.

6.3

Employment of Seller. The Purchaser shall hire the Seller as an employee at a base annual salary of sixty-five thousand U.S. Dollars ($65,000), paid weekly.  The term of the Seller’s employment shall be three years, subject to termination by either party with or without cause upon 30 days written notice. In the event the Purchaser terminates the Seller’s employment without cause, the Seller shall be entitled to one week of severance for each full year of service to the Purchaser. The Seller’s Base salary will be reviewed and adjusted annually based on the completion of mutually agreed upon performance objectives. As an employee of the Purchaser, the Seller will receive the following benefits: a company laptop computer, five (5) sick days and two (2) weeks paid vacation.  After maintaining continuous employment with the Purchaser for three (3) years, the Seller will gain an additional two (2) weeks paid vacation (four (4) total weeks’ vacation in the aggregate.) The Seller will be entitled on the 15th day of each month to monthly reimbursement of automobile expenses up to $400, subject to submission of an automobile expense report by the first Monday of each month. In addition to his base salary, the Purchaser shall pay to the Seller, for so long as he is an employee of the Purchaser, (i) a two and one half percent (2.5%) commission on all SorbTech product net sales generated directly as a result of his efforts (this commission shall be payable quarterly in arrears) and (ii) a five percent (5%) commission on net sales of all OMNI/Ajax products sold by the Purchaser (this 5% commission will be paid bi-annually in arrears).

6.4

NO OTHER WARRANTIES; LIMITATION OF LIABILITY. NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.

7.

INDEMNIFICATION

7.1

Survival; Right to Indemnification Not Affected By Knowledge or Materiality.

(a)

All representations, warranties, covenants, and obligations in this Agreement, will survive the execution of this Agreement.

(b)

The right of the Indemnified Party to indemnification for losses or other remedy based on breach of the  representations, warranties, and/or covenants set forth in this Agreement will not be affected by the closing of the transaction contemplated by this Agreement, or any information of which the Indemnified Party may have imputed or constructive knowledge prior to the Effective Date, provided that the rights and remedies of the Indemnified Party in respect of any of the foregoing shall not extend to any event or matter which otherwise might have affected such rights and remedies as provided in any specific written waiver or release by the Indemnified Party.

(c)

For the purpose of determining whether there is a claim for losses under this Section and calculation of the amount of such losses, any qualification of any representation or warranty by reference to the materiality of matters stated therein, and any limitations of such representations as being to the knowledge of any person, or words to similar effect, shall be disregarded.

7.2

Indemnification by the Seller

Subject to the limitations in Section 7.3 below, and in consideration of the payment of the Purchase Price, the Seller shall defend, indemnify and hold Purchaser and EST harmless from and against any losses, liabilities or expenses, including reasonable attorney’s fees, directly incurred by Purchaser/EST resulting from any Third Party Action that is instituted against either of them, resulting from or arising out of any breach of any of the representations or warranties made by the Seller in or pursuant to this Agreement.

7.3

Limitations on Indemnification by the Seller.

The right to indemnification under Section 7.2 is subject to the following limitations:

(a)

The Seller shall have no liability under Section 7.2 unless Purchaser or EST as the case may be gives prompt written notice to the Seller asserting a claim for losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of a period of three (3) years after the date hereof for all claims of any type or nature whatsoever.

(b)

The aggregate liability for indemnification under this Section 7 shall not under any circumstances exceed the Purchase Price.

7.4

Defense of Third Party Actions.

(a)

Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give prompt written notice to the potential Indemnifying Person of such action.

(b)

Upon receipt of a written notice of a Third Party Action, the Indemnifying Person shall control the defense and settlement of such Third Party Action. The Indemnified Person shall render all assistance as shall be reasonable and shall have the right to participate in and appoint its own counsel (at its own cost) and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnifying Person.

(c)

Each Indemnifying Person hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

7.5

Payment of Indemnification.

Subject to Section 7 above, claims for indemnification under this Section shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after receipt of written notice thereof given by the Indemnified Person in writing.

8.

REMEDIES

8.1

Survival.  The provisions contained in Sections 6.2, 6.4, 7, 8.1, 9.1, 9.2, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement.

9.

MISCELLANEOUS

9.1

Confidentiality.  In the event that the transactions contemplated hereby are not consummated, each party will keep confidential, not disclose and not use for its own benefit (and will cause its subsidiaries, employees, officers and directors to keep confidential, not disclose, and not use for their own benefit) any information, whether written, oral or in electronic format and whether or not identified as “confidential” at the time of its disclosure, obtained with respect to the other party or its subsidiaries, employees, officers and directors as a result of the transaction contemplated hereby or Purchaser’s due diligence process in connection herewith (“Confidential Information”).  The obligation set forth in the preceding sentence will not apply to Confidential Information which (i) is in the public domain on the date hereof, (ii) enters the public domain after the date hereof (other than by reason of the breach of any confidentiality obligation), (iii) was known to the receiving party prior to receipt from the disclosing party, (iv) is independently developed by the receiving party after the date hereof, (v) is disclosed to the receiving party by a third party not in violation of the proprietary or other rights of the other party or (vi) is disclosed pursuant to a requirement of law or judicial process.

9.2

Expenses.  Each of the parties hereto shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

9.3

No Assignment.  The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto, except that Purchaser may assign its rights and obligations hereunder to any wholly-owned subsidiary formed for the purpose of making the acquisition contemplated hereby.

9.4

Headings.  The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

9.5

Integration, Modification and Waiver.  This Agreement, together with the Schedules or other instruments as may be delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, understandings, communications, whether written or verbal between the parties in relation thereto.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties’ duly authorized representatives hereto.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.  The recitals shall form part of this Agreement.

9.6

Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” means including without limitation.  Any reference to the singular in this Agreement also includes the plural and vice versa.

9.7

Severability.  If any provision of this Agreement or the application of any provision hereof to any party or circumstance is, to any extent, adjudged invalid or unenforceable by a court of competent jurisdiction, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

9.8

Notices.  All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered in person, or when dispatched by electronic mail or facsimile transmission (provided there is confirmation of such facsimile transmission), or the next business day after having been dispatched by an internationally recognized courier service to the appropriate party at the address specified below:

If to the Seller:

Mark Ceaser

49 Pocono Forest

Gouldsboro, PA 18424

Fax: 570-848-4186]

If to the Purchaser:

Michael G. Faris, COO

Environmental Science and Technologies, Inc.

4 Wilder Dr., #7

Plaistow, NH 03865

Fax: 603-378-0816

Email: mfaris@enviroscitech.com

Any party hereto may change its address or facsimile number for the purposes of this Section 9.8 by giving notice as provided herein.

9.9

Governing Law.  This Agreement is to be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

9.10

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or electronic transmission is sufficient to bind the parties to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Environmental Science and Technologies, Inc.

By: /s/ Michael G. Faris

Name: Michael G. Faris

Title: Chief Operating Officer

SorbTech Manufacturing, Inc.

By: /s/ Michael G. Faris

Name: Michael G. Faris

Title: Chief Operating Officer

Seller: /s/ Mark Ceaser Name: Mark Ceaser

Exhibit A

Seller Disclosure Schedule

BILL OF SALE

This Bill of Sale dated as of September 23, 2013, is made by Mark Ceaser (“Seller”) and SorbTech Manufacturing, Inc., a Delaware Corporation (“Purchaser”).  All capitalized words and terms used in this Bill of Sale and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase and Sale Agreement dated the date hereof between Seller and Purchaser (the “Agreement”).

WHEREAS, pursuant to the Agreement, Seller has agreed to sell, transfer, convey, and assign to Purchaser certain assets of Seller, and Purchaser;

NOW, THEREFORE for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1.

Seller hereby sells, transfers, conveys, and assigns to Purchaser all of the Purchased Assets.

2.

This sale, transfer, conveyance and assignment has been executed and delivered by Seller in accordance with the Agreement.

3.

Seller, by its execution of this Bill of Sale, and Purchaser, by its acceptance of this Bill of Sale, each hereby acknowledges and agrees that neither the representations and warranties nor the rights and remedies of any party under the Agreement shall be deemed to be enlarged, modified or altered in any way by this instrument.

IN WITNESS WHEREOF, Seller and Purchaser have caused this instrument to be duly executed as of and on the date first above written.

SELLER:

/s/ Mark Ceaser

Mark Ceaser, individually

ACCEPTED:

PURCHASER:

SORBTECH MANUFACTURING, INC.

a Delaware Corporation

By: /s/ Michael G Faris

Name: Michael G. Faris

Title: Chief Operating Officer

TRADEMARK ASSIGNMENT

TRADEMARK ASSIGNMENT (“Assignment”) effective as of September 23, 2013 by Mark Ceaser an individual with an address care of 49 Pocono Forrest, Gouldsboro, PA 18424 (“Assignor”) to SorbTech Manufacturing, Inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor and Assignee are parties to a certain Asset Purchase Agreement dated the date hereof (the “Purchase Agreement”), under which Assignor agreed to sell, and Assignee agreed to purchase, certain assets used by Assignor in environmental containment product business (the “Business”); and

WHEREAS, included among the assets to be purchased by Assignee are those registered trademarks listed on Exhibit A to the Trademark Assignment attached hereto and all the registration applications and unregistered or common law trademarks, service marks, trade names, domain names, and logos used by Assignor in connection with the Business (collectively the “Marks”); and

WHEREAS, Assignee is this date purchasing the Business subject to and in accordance with the terms of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor hereby agrees as follows:

1.

Definitions.  All terms not otherwise defined in this assignment shall have the meanings ascribed to them in the purchase agreement.

2.

Assignment.  Assignor hereby grants, transfers, assigns, sells, conveys and relinquishes exclusively to assignee, its successors and assigns forever, the entire title, right, interest, ownership and all subsidiary rights in and to the marks, together with the registrations of and registrations for the marks, and the good will of the business symbolized by and associated with said marks and registrations thereof, including, but not limited to, the following:

1.

the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringements or dilution of or damage or injury to the Marks or the registrations thereof or such associated goodwill;

2.

the right to prosecute and secure registrations therein in Assignee’s own name and to secure renewals and extension of the registrations and applications for registrations in the United States of America or any other country; and the right to determine, in Assignee’s sole discretion whether or not any registrations or applications for registration of the Marks shall be preserved and maintained or registered.

IN WITNESS WHEREOF, the Assignor has executed this Assignment to be executed as a sealed instrument as of the date written below.

/s/ Mark Ceaser

Name:  Mark Ceaser, individually

Date: September 23, 2013

--------------------------------------------------------

NOTARIZATION

State of _____________)

County of ___________ ) ss.

Before me personally appeared the above named Mark Ceaser, personally known to me and by me personally known to be the person who executed the above instrument, who, being duly sworn, acknowledged the foregoing instrument to be his free act and deed, this 23th day of September, 2013.

________________________________

Notary Public

My Commission Expires: ____________

EXHIBIT A

List of Trademarks

Mercury Magnet TM, BioSet TM, OMNI-KAP TM, SorbaSolv TM, SorbaSet TM, SorbaSet S TM, SorbaSet B TM, ChemoSet TM, FormaSet TM, OMNI-Fix TM, OMNI-TRAP TM, STOP-IT! TM, HAZ MAT STAT PAK TM, OMNI-BATTERY TM, Spill Response Kit, OMNI-DAM TM, Diking Kit.

PATENT ASSIGNMENT

WHEREAS, the undersigned assignee of the inventor(s) (Anthony Ceaser), (hereinafter singly and collectively referred to as “ASSIGNOR”) of the address(es) indicated below, have invented subject matter disclosed in the patent application set forth on Exhibit A hereto.

AND WHEREAS, SorbTech Manufacturing Inc.  (hereinafter “ASSIGNEE”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, having its principal place of business and mailing address at 4 Wilder Dr., #7, Plaistow, NH 03865 acquired an interest therein as of September 23, 2013, and the ASSIGNOR and ASSIGNEE wish to memorialize that interest with the execution and recordation of this Assignment;

AND WHEREAS, a “formal application,” as referred to herein, shall mean any provisional, non-provisional, continuation, continuation in part, divisional, reissue, reexamination, foreign, PCT or other  patent application or like document;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ASSIGNOR by these presents does sell, assign and transfer unto ASSIGNEE, its successors, assigns and legal representatives, the full and exclusive right, title and interest in and to the invention as described in the applications listed on Exhibit A, including patent, copyright and any other intellectual property rights, any provisional, non-provisional, continuation, continuation in part, divisional, reissue, reexamination, foreign, PCT or other patent application or like document, or any other application which claims priority to said application, in the United States and all foreign countries, together with the right of priority under the International Convention for the Protection of Industrial Property, Inter-American Convention Relating to Patents, Designs and Industrial Models, and any other international agreements to which the United States adheres, and hereby authorizes and requests the Commissioner of Patents to issue any Letters Patent issuing from or claiming priority to said application to ASSIGNEE, for the sole use and benefit of ASSIGNEE, its successors, assigns and legal representatives;

AND HEREBY AGREE to transfer, upon request of ASSIGNEE, its successors, assigns and legal representatives, and without further remuneration, a like interest in and to any improvements, derivative works, and formal applications based thereon, growing out of or relating to the invention;

AGREEING, FURTHERMORE, without further remuneration, to provide all reasonable assistance and execute any papers requested by ASSIGNEE, its successors, assigns and legal representatives, to preserve and/or acquire ASSIGNEE’s full protection and title in and to the invention hereby transferred;

AGREEING, FURTHERMORE, upon request of ASSIGNEE, and without further remuneration, to execute any and all papers desired by ASSIGNEE for the filing and granting of formal applications based on the invention or improvements therein, and for the filing and granting of foreign applications and the perfecting of title thereto in ASSIGNEE.

In the event that the Application Number and/or filing date is not available when this Assignment is executed, I hereby authorize and request any attorney associated with The Nossiff Law Firm, LLP, to insert above the filing date and/or the application number of said application when known.

EXECUTED as of the date(s) written below by ASSIGNOR:

INVENTOR’S NAME	ADDRESS	SIGNATURE	DATE
Anthony D. Ceaser Mark Ceaser	Deceased 49 Pocono Forest Gouldsboro, PA	/s/ Mark Ceaser	09/23/12

STATE OF ____________

)

) ss.

County of ___________

)

On this ______ day of _________________, 2013, before me, a notary public in and for said county, appeared Mark Ceaser, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, and he acknowledged that he signed, sealed and delivered the said instrument as a free and voluntary act for the uses and purposes therein set forth.

(Seal)

__________________________________________

Notary Public

My commission expires:

EXHIBIT A

Serial No.	Title	Filing Date
#4, 517, 095	Fluoride containing compositions for removal of pollutants from wastewater’s and methods of utilizing same	December 8, 1983
#4, 780, 518	Oil spill absorbent material	February 24, 1987
#5, 612, 385	Aerated fibrous foam compositions	August 30, 1994